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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

MD Technologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MD TECHNOLOGIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2006

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the Annual Meeting) of MD Technologies Inc., a Delaware Corporation (the Company), will be held on Saturday, June 3, 2006, at 10:00 a.m., CST, at 620 Florida St., Suite 200, Baton Rouge, Louisiana 70801, for the following purposes:

(1)	To elect 2 directors.

(2)	To ratify the appointment of Comiskey & Company as independent auditors for the Company for the year ended December 31, 2006.

(3)	To attend to other matters that properly come before the meeting.

Only stockholders owning the Company’s shares of common stock (Voting Stockholders) at the close of business on April 14, 2006 (the Record Date), are entitled to notice of and to vote at the Annual Meeting. A copy of the Annual Report on Form 10-KSB for the year ended December 31, 2005, is being mailed with these proxy materials.

The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

All Voting Stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting in person.

FOR THE BOARD OF DIRECTORS

/s/ William C. Ellison
William C. Ellison
Corporate Secretary

Baton Rouge, LA

April 14, 2006

MD TECHNOLOGIES INC.

PROXY STATEMENT

FOR THE

2005 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors of MD Technologies Inc., a Delaware Corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 620 Florida St., Suite 200, Baton Rouge, Louisiana 70801, on Saturday, June 3, 2006, at 10:00 a.m., CST. The telephone number for inquiries is (225) 343-7169.

The mailing address of each of the Company’s principal executive officers is set forth on page 3 below.

What is the Purpose of the Annual Meeting?

At the Company’s Annual Meeting, holders (“Voting Stockholders”) of our shares of common stock (“Voting Securities”) will act upon matters outlined in the accompanying notice of the meeting and transact such other business that may properly come before the meeting. In addition, the Company’s management will report on the performance of the Company during fiscal 2005 and respond to questions from stockholders.

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT.

Who is Entitled to Vote?

Only Voting Stockholders of record at the close of business on the Record Date will receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, such as election of directors or leave your shares without a vote. We encourage you to provide instructions to us by voting our proxy. This ensures your shares will be voted at the meeting.

These proxy solicitation materials were mailed on or about April 26, 2005, together with the Company’s Annual Report for the period ended December 31, 2004, to all Voting Stockholders entitled to vote at the meeting.

How Do I Vote?

You have two ways to vote. You may return the proxy card by mail, or vote in person. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

☐	for the 2 named directors;

☐	for the ratification of the appointment of Comiskey & Company, as the Company’s auditors;

If you choose to vote in person, you will have an opportunity to do so at the Annual Meeting. You may either bring your proxy card to the Annual Meeting, or if you do not bring your proxy card, the Company will pass out written ballots to anyone who was a Voting Stockholder as of the Record Date.

What if I Change My Mind After I Return My Proxy Card?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

☐	signing another proxy with a later date (the proxy with the latest date is counted);

☐	voting in person at the Annual Meeting.

What Does it Mean if I Receive More Than One Proxy Card?

It means you have multiple accounts with the transfer agent and/or with brokers. If you would like to cancel duplicate mailings, you may authorize the Company to discontinue mailings of multiple annual reports by marking the appropriate box on each proxy card.

What Constitutes a Quorum?

The presence, in person or by properly executed proxy, of the holders of a majority of the Voting Securities outstanding as of the Record Date constitutes a quorum at the Annual Meeting. Voting Securities that voted For, Against or Withheld on the proposals are treated as being present at the meeting for purposes of establishing a quorum and are deemed to be votes cast at the Annual Meeting with respect to the proposals. Signed, unmarked proxy cards are voted as recommended by the Board of Directors. A majority of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required for the ratification of the appointment of the independent auditors.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results on the election of directors or on issues requiring approval of a majority of the votes duly cast.

As of the Record Date, a total of 4,066,647 shares of the Company’s common stock were issued and outstanding. The common stockholders would be entitled to 4,066,647 votes for the Company’s currently outstanding Voting Securities. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Voting Securities, see Security Ownership of Management and Certain Securityholders.

Who Will Count the Vote?

The Company’s Inspector of Elections will tally the vote. The Inspector of Elections will be the Company’s Secretary, William C. Ellison, Esq.

Who is Soliciting This Proxy?

Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

In accordance with Delaware General Corporation Law and the Company’s Amended Certificate of Incorporation and By-Laws (the “By-Laws”), the Company’s business, property and affairs are managed under the direction of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held eight meetings in 2005. Each of the incumbent directors attended at least 75% of the Board of Directors meetings. The incumbent directors in the aggregate attended at least 75% of their Board of Directors meetings.

Currently, the Board has seven members, including three outside directors. The members of the Board serve three year staggered terms. Our executive officers serve at the discretion of the Board of Directors. The following table sets forth information regarding the names and ages of and positions held by each of our executive officers and the members of the Board of Directors as of December 31, 2004.

Name	Age	Date Joined Board	Position
Jose S. Canseco*	47	2/25/2000	Vice-President of Mergers and Acquisitions, Director
William D. Davis*	37	2/25/2000	Chairman, Board of Directors, Chief Technology Officer
William D. Eglin	32	Not a Board Member	President, Chief Executive Officer and Chief Financial Officer
William C. Ellison*	45	2/25/2000	Secretary, General Counsel, Director
Thomas L. Frazer	60	6/4/2002	Director
William J. Burnell	54	6/4/2002	Director
Terry Jones	42	6/4/2002	Vice President of Finance, Director
Joseph Palazzo	63	Not a Board Member	Executive Vice President, Sales & Marketing
Frank Fazio, MD	53	5/1/2004	Director
Anthony F. Maniscalco	53	Not a Board Member	Vice-President, Revenue Cycle Management; President, MGSI
Kenneth E. Thorpe, Ph.D	48	Not a Board Member	Chairman, Technical Advisory Board

*	The mailing addresses for the principal executive officers are as follows: Jose S. Canseco, 620 Florida St., Suite 200, Baton Rouge, LA 70801, William D. Davis, 620 Florida St., Suite 200, Baton Rouge, LA 70801; William C. Ellison, 620 Florida St., Suite 200, Baton Rouge, LA 70801.

The following biographies describe the business experience of our executive officers and managers.

Jose S. Canseco, Vice President of Mergers and Acquisitions, Director

Mr. Canseco, age 47, one of the founders of the Company, is a 1981 graduate of Louisiana State University with a degree in accounting and a 1984 graduate of the Paul M. Hebert Law School at Louisiana State University. Mr. Canseco has over 18 years of experience in business and commercial practice, commercial litigation, governmental relations and in intellectual property law. Mr. Canseco is active in his community, taking a leadership role in a number of civic and business boards. Mr. Canseco is responsible for directing the Company’s business and strategic directions. From December 1997 to July 2001, Mr. Canseco was a General Partner with the Law Firm of Barton, Richardson, Canseco and Whitney, L.L.P. From January 2002 to Present, Mr. Canseco has been the General Counsel of United States Environmental Services, L.L.C., responsible for all corporate legal affairs of that entity.

From February 2000 to the present Mr. Canseco has served as a director. In addition, from August 2001 to March 2003, he was CEO of MD Technologies Inc. and from March 2003 to March 2005 he was Vice President of Policy and

Planning of MD Technologies Inc. Mr. Canseco now serves as Vice President of Mergers and Acquisitions of MD Technologies Inc. His duties have included assisting Mr. Eglin and the Company with strategic planning and direction.

William D. Davis, Chief Technology Officer and Chairman of the Board of Directors

Mr. Davis, age 37, one of the founders of the Company, is a graduate of Louisiana State University in Electrical Engineering. As a pioneer in designing Internet enabled applications, he has been the driving force in bringing to market the first fully functional Internet-based healthcare application in the mid 1990’s. He has over fifteen years professional experience in various industry markets such as healthcare, education, and law. Mr. Davis assists with the development of strategies for execution of the company’s business plan, and assists with advanced research and development of the company’s next generation products. Mr. Davis was President of LISTech, Inc., a software development company in Baton Rouge, La. from January 1993 to July 2003. He has been President of Davis Research Group, Inc., a Louisiana based company that provided outsourced software development to the healthcare industry from January 2002 to January 2004. From February 2000 to March 2003, Mr. Davis served as a director and was the Chief Technology Officer of MD Technologies Inc. and was responsible for overseeing the development and deployment of the Company’s products and services. From March 2003 to March 2005, Mr. Davis served as a director and President and CEO of MD Technologies Inc. Mr. Davis now serves as Chief Technology Officer and as Chairman of the Board of Directors of MD Technologies Inc.

William D. Eglin, Chief Executive Officer, Chief Financial Officer

Mr. Eglin, 32, is a graduate of Louisiana State University with a Bachelor of Science in Accounting. Mr. Eglin is a licensed Certified Public Accountant in the state of Louisiana and is a member of both the Louisiana Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Eglin oversees the company’s operations, develops strategies for execution of the company’s business plan, and oversees the company’s financial operations. Mr. Eglin has over ten years professional experience. Prior to joining MD Technologies in April 2004, Mr. Eglin was a part of the financial management team of PHNS, an IT outsourcing and health information management firm, from 2002 to April 2004. As part of this team, Mr. Eglin managed all financial aspects of a $15 million outsourcing contract with a not-for-profit hospital. Mr. Eglin has also served as division controller of Edgen Corporation, a national distributor of products and services to the energy industry, from 1998 to 2002. His experience also includes Big Four public accounting experience with KPMG, from 1994 to 1998, where he performed services for clients in various industries ranging from manufacturing and distribution to healthcare. Mr. Eglin is also involved in community service as he serves as Treasurer of Forum 35, a non-profit group of young leaders committed to improving his community. From April 2004 to Present, Mr. Eglin has served as Chief Financial Officer of MD Technologies Inc. From March 2005 until present, Mr. Eglin has served as President and CEO and CFO of MD Technologies Inc.

William C. Ellison, Secretary and General Counsel, Director

Mr. Ellison, age 45, was a 1986 graduate of the University of Mississippi School of Law, where he served as a member of the Moot Court Board from 1984-1986. Mr. Ellison has twenty (20) years of legal experience in the areas of products liability, intellectual property, commercial litigation, corporate and insurance law and general tort litigation. He is a contributing editor to the Business Torts Desk Reference, A Fifty State Compendium, the Products Liability Desk Reference, A Fifty State Compendium and the Tort Litigation Desk Reference, A Fifty State Compendium. Mr. Ellison is a former partner with the firm of Hamlin, Griffin and Ellison. From February 2000 to present, Mr. Ellison has served as a member of the Board of Directors and Secretary and General Counsel of MD Technologies Inc. He is responsible for overseeing the company’s legal affairs.

Thomas L. Frazer, Director

Mr. Frazer, age 60, holds bachelor’s (1967) and master’s (1969) degrees in accounting from Louisiana State University. He is a partner in Frazer & Persac, A Professional Accounting Corporation, a CPA practice specializing in tax and financial services since 1980. He is a Certified Financial Planner and a member of AICPA and Louisiana Society of CPA’s. From September 2000 to Present, Mr. Frazer served as a Director of TilTech Aquaculture, LLC, an aquaculture firm. He also currently serves as a director of Trace Security, Inc. (August 2005 to present, Software Firm), and Future System Advisors, LLC (September 2005 to present, Insurance Systems and Product Development Company). He is a

former Director of numerous other companies, including Fifth Generations Systems, Inc. (January 1987 to October 1993), a software firm with $50,000,000+ in sales annually, where he was Chairman and the largest individual shareholder. He also served as a Vice President and Director of Helix BioMedix, Inc., a public biopharmaceutical company focusing on the discovery, synthesis and commercialization of novel, bioactive lytic peptides proprietarily termed Cytoporins, from October 1994 until September 1999, and served as Vice President – Treasurer, Chief Financial Officer and Director from October 1999 until June 2001. Mr. Frazer is active in numerous civic organizations. He is currently a member of the Executive Committee of LSU Research and Technology Foundation (January 2004 to present), Chairman of the Board of St. James Place, a continuing care retirement community (July 2003 to Present), and a Member of the Board of Directors, Baton Rouge Area Foundation (March 2006 to Present). Mr. Frazer is also active in other business endeavors such as real estate and the organization of several local companies. He has served as a director since June 2002.

William J. Burnell, Director

Mr. Burnell, age 54, has worked primarily in financial services, small business lending, and the banking industry, technology and economic development. He is currently President and Executive Director of Business Resource Capital Specialty Business and Industrial Development Corp. (BRC), and has served in such capacity since March 1999. From March 2000 to Present, Mr. Burnell has served as the Executive Director and President of the New Orleans Regional Loan Corp., a non-profit corporation formed in 1978 to assist local governments in promoting business expansion and development in southeastern Louisiana. Mr. Burnell is responsible for the management as well as the budget and financial decisions and direction for both companies. He also deals with local, state and federal business economic programs in providing financing programs and technical assistance to small and emerging businesses in southeastern Louisiana. From October 1988 to November 1999, Mr. Burnell was employed with Oracle Corporation as a practice manager in the financial services sector, where he provided information technology consulting to financial institutions in the Southeast. He was employed from September 1976 to June 1998 with First Commerce Corporation, a $10 billion bank holding company located in New Orleans, Louisiana, as a Senior Vice-President and Team Leader for the Credit Review and Audit Division, where he had overall responsibility for maintaining and reporting on the company’s assets. Mr. Burnell has served as a director since June 2002.

Terry Jones, Vice President of Finance, Director

Mr. Jones, age 42, graduated from Louisiana State University with a B.S. in Finance. From November 2000 to Present, he has been President of SBL Capital Corporation, a Louisiana Certified Capital Company (“CAPCO”). SBL has investments in various industries, including wireless technology and software technology. From January 1998 to Present, Mr. Jones has been President of Dean Capital, L.L.C., which provides financial consulting services to businesses. Prior to Dean Capital, Mr. Jones was a Regional Vice President with the Business Loan Center (“BLC”), a New York based publicly traded non-bank lender (January 1998 to December 1998). He joined BLC after leaving Source Capital where he served as a Vice President and Director of Underwriting and managed venture capital deals and conducted corporate finance work including debt/equity placements (January 1995 to December 1997). Mr. Jones has been recognized for his professional and civic achievements and was a founder of the Iberville Business Incubator. He is also a Board Member and investor for several companies other than MD Technologies Inc., including SBL Capital Corporation (October 2000 to Present), Dean Capital, L.L.C. (January 1998 to Present), Medi-Clean, LLC (December 2001 to Present), and Affiliated Pasta Restaurant Group (May 2002 to Present). Mr. Jones has been a director since June 2002 and Vice President of Finance from September 2003 to Present.

Joseph Palazzo, Chief Operating Officer

Mr. Palazzo, age 63, joined the Company in July of 2001. Mr. Palazzo has a unique blend of knowledge and experience that complement the team. After receiving a degree in physics and math from Loyola University in New Orleans, Mr. Palazzo began his professional career as a programmer for UNISYS Corporation in 1967 and then moved into sales. Beginning with Medical Industry experience while at UNISYS from 1967 to September 1984, Mr. Palazzo has over 17 years of experience in the sales and support of physician practice management products. In 1990, Mr. Palazzo started and owned one of the largest distributorships of Medical Manager, one of the leading products in the medical management software industry. Mr. Palazzo sold his distributorship to Medical Manager Corporation and came out of semi-retirement to join the team. Prior to starting his Medical Manager distributorship in 1990, Mr. Palazzo started and served as the CEO and President of Qualified Technology Inc., a computer hardware and networking company in Baton Rouge, La., where he sold hardware, software, and networking services to the medical community from 1986 to 1991. Mr. Palazzo sold his distributorship to Medical Manager Corporation in 1998 and continued to work for that company until November 1999. He then worked as an independent small business consultant until joining MD Technologies in July 2001 as the Executive Vice President of Sales and Marketing. Mr. Palazzo’s unique blend of knowledge and talents in software design and writing, hardware and network installation and support and service, and healthcare practice management sales and support, makes him well suited to help the Company evolve from a research and development mode to a sales and customer support mode.

Frank Fazio, MD, FACS, Director

Dr. Fazio, age 53, has been in the private practice of ear, nose, and throat medicine and surgery in Baton Rouge, Louisiana since 1981 and plans to practice medicine for several more years. Dr. Fazio graduated from L.S.U. Medical School in 1976 and he completed General Surgery, research and E.N.T training at Charity Hospital and the Kresgie Hearing Lab of the South, both located in New Orleans. Always interested in innovative ideas to promote better patient care, he became active during the startup of Medtopia in an effort to offer a reliable, reasonably priced and adaptive way to handle practice information and financial data.

Anthony F. Maniscalco, Vice-President, Revenue Cycle Management

Mr. Maniscalco, age 53, joined the MD Technologies Inc. team on October 31, 2005, as a result of the Medical Group Services, Inc. acquisition. Mr. Maniscalco is a graduate of the University of South Florida. He co-founded Medical Group Services, Inc. in 2000 and has served as the organization’s CEO since inception. Mr. Maniscalco has over ten years experience with national medical practice management companies with medical receivable collections exceeding $40 million annually. He currently oversees the operations and growth of the company’s revenue cycle management division.

Kenneth E. Thorpe, Ph.D., Chairman, Technical Advisory Board

Dr. Thorpe, age 48, is currently the Robert W. Woodruff Professor and Chair of the Department of Health Policy & Management, in the Rollins School of Public Health of Emory University, Atlanta, Georgia, and has served in such capacity since September 1999. Previously, from September 1995 to August 1999, he was a Vanselow Professor of Health Systems Management at Tulane University School of Public Health and Tropical Medicine. From 1995 to 1999, he was a Director, Institute for Health Services Research, Tulane University School of Public Health and Tropical Medicine. Dr. Thorpe received his Ph.D. from the Rand Graduate School, his M.A. from Duke University and his B.A. from the University of Michigan. He was previously Professor of Health Policy and Administration at the University of North Carolina at Chapel Hill from 1994 to 1995, Associate Professor and Director of the Program on Health Care Financing and Insurance at the Harvard University School of Public Health from 1988 to 1990, and Assistant Professor of Public Policy and Public Health at Columbia University from 1983 to 1986. Dr. Thorpe has also held visiting faculty positions at Pepperdine University (1981 to 1984) and Duke University (1991).

From 1993 to 1995, Dr. Thorpe was Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services. In this capacity, he coordinated all financial estimates and program impacts of President Clinton’s health care reform proposals for the White House. He also directed the administration’s estimation efforts in dealing with congressional health care reform proposals during the 103rd and 104th Congress. As an academic, he has testified before several committees in the U.S. Senate and House on health care reform and insurance issues. In 1991, Dr. Thorpe was awarded the Young Investigator Award presented to the most promising health services researcher in the country under age 40 by the Association for Health Services Research. He also received the Hettleman Award for scholarly research at the University of North Carolina and was awarded an “Up and Comers” award by Modern Healthcare. Dr. Thorpe has authored or co-authored over 60 articles, book chapters and books and is a frequent speaker on issues of health care financing, insurance, and health care reform at health care conferences and in the media. He also serves as a reviewer on several health care journals.

Dr. Thorpe is responsible for assisting in the development of the company’s vision. Dr. Thorpe seeks business opportunities and strategic alliances with other organizations and is responsible for planning, developing and establishing policies of the Company. Dr. Thorpe was appointed as the Chairman of the Policy and Planning Board in February, 2000. He resigned that position and became Chairman of the Technical Advisory Board in June, 2002.

Meetings of the Audit Committee. The Board of Directors has established a standing audit committee. The members of the committee are Thomas Frazer, William Burnell, and Terry Jones. Mr. Frazer and Mr. Burnell are independent committee members as defined under the NASD rules regarding independent board members. Mr. Jones, as the Vice-President of Finance, does not currently meet the requirements of an independent committee member under the NASD rules regarding independent board members. The Audit Committee held five meetings. Each of the members attended at least 75% of the Board of Directors meetings. The members in the aggregate attended at least 75% of their Audit Committee meetings.

Director Compensation. Directors do not receive cash compensation for their services as directors; however, they are reimbursed for the expenses they incur in attending meetings of the Board of Directors or Board committees, and stock options have been awarded in the past to directors for services rendered. Directors of the Company are also eligible to receive options to purchase shares of common stock awarded under the Company’s 2003 Nonqualified Stock Option Plan.

Fees Paid to Independent Accountants. The Securities and Exchange Commission’s Final Rule on Auditor Independence requires that the Company make the following disclosures regarding the amount of fees billed by its independent auditors and the nature of the work for which these fees were billed:

Audit Fees. Aggregate fees and expenses incurred for Comiskey & Company’s audit of the Company’s annual financial statements for the year ended December 31, 2005, and for its audit of the Company’s annual report for year ended December 31, 2005 on Form 10-KSB totaled $27,374. Of this amount, $27,374 had been billed as of December 31, 2005. The balance of the fees was billed prior to the date of this Proxy Statement.

The following table sets forth the aggregate fees and costs incurred by us for: (i) professional services rendered by our principal independent accountant for the audit of our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 and the reviews of the consolidated financial statements included in our Form 10-Q reports, (ii) professional services rendered in connection with assurance and related services not included in (i) above, (iii) professional services rendered for tax compliance, tax advice, and tax planning, and (iv) other professional services rendered by our principal independent accountant and billed during the fiscal years ended December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004
Audit Fees	$18,624	$27,730
Audit-Related Fees	8,120	—
Tax Fees	631	—
All Other Fees	—	—

Total	$27,375	$27,730

Financial Information Systems Design and Implementation Fees. There were no fees billed for any financial information systems design and implementation services rendered by Comiskey & Company for the year ended December 31, 2005.

All Other Fees. There were no other fees billed as of December 31, 2005.

REMUNERATION OF DIRECTORS AND OFFICERS

The Company entered into 5-year employment agreements with William D. Davis and Jose S. Canseco as August 8, 2003. The annual salary set forth in these contracts is $102,000 and $97,000, respectively. The Company has also entered into a 3-year employment agreement with William D. Eglin as of July 29, 2005. The annual salary as set forth in the contract is $125,000. The company has the option to pay $25,000 of the $125,000 annual salary in either cash or stock. We also entered into an employment agreement with Terry Jones on September 24, 2003 to hire Mr. Jones as Vice President of Finance. Mr. Jones’ contract is not subject to a term and his annual salary was initially $95,000. As of July 2005, Mr. Jones’ annual salary was reduced to $60,000. Each of these employment agreements sets forth the base salary for the first year only, and provides that the annual base salary shall be reviewed before January 1 of each year by the Board of Directors to determine if such salary should be increased for the following year. Each of these agreements further provides that the salary shall be increased yearly by at least the amount of the increase in the Consumer Price Index for All Urban Consumers for the past year. The following table sets forth certain information regarding compensation for fiscal year 2005.

Summary Compensation Table

Officer	Position	Cash	Shares (6)	Options
Jose S. Canseco	Vice President of Mergers and Acquisitions, Director	$95,200	1,600	—
William D. Davis (1)	Chairman, Board of Directors, Chief Technology Officer	$90,215	1,600	—
William D. Eglin (2)	President, & Chief Executive Officer & Chief Financial Officer	$90,844	—	—
William C. Ellison	Secretary, General Counsel, Director	—	1,600	—
Thomas L. Frazer	Director	—	3,600	—
William J. Burnell	Director	—	3,600	—
Frank Fazio, MD	Director	—	3,600	—
Terry Jones(3)	Vice President of Finance, Director	$71,839	3,600	—
Joseph Palazzo(4)	Chief Operation’s Officer	$101,950		5,000
Kenneth E. Thorpe, Ph.D.	Chairman, Technical Advisory Board	—	—
Anthony F. Maniscalco(5)	Vice President, Revenue Cycle Management, CEO, Medical Group Services, Inc.	$18,667	—	—

(1)	Mr. Davis’ cash compensation includes $19,123 that was accrued and not paid as of December 31, 2005.

(2)	Effective March 23, 2005, Mr. Eglin’s annual salary is $100,000 in cash and $25,000 in stock or cash (based on the board of directors’ discretion). $10,208 of the cash portion of Mr. Eglin’s compensation was accrued but not paid at December 31st, 2005. The stock portion of Mr. Eglin’s compensation will not be earned until the end of the first year of his employment.

(3)	Mr. Jones annual salary is $60,000, effective July 1, 2005. Since July 1, 2005, the company has been accruing the salary payable to Mr. Jones at a rate of $5,000 per month. Included in Mr. Jones cash salary is $30,000 of accrued salary that was not paid to Mr. Jones and will be paid to Mr. Jones in the future.

(4)	Included in Mr. Palazzo’s cash compensation is $36,753 that has been accrued by the company, but not yet paid. Management granted the options listed as compensation to Mr. Palazzo on April 27, 2005. The strike price of each option is $2.40. The options expire on April 27, 2010.

(5)	Mr. Maniscalco became an employee of the company as a result of the acquisition of Medical Group Services, Inc. on October 31, 2005. His annual salary is $120,000

(5)	The company awarded stock to board members and audit committee members in 2005. 200 shares were awarded for each board meeting. There were eight board meetings in 2005. These shares have not yet been issued 400 shares were awarded for each audit committee meeting held in 2005. There were five audit committee meetings in 2005. These shares have not yet been issued.

Nonqualified Stock Option Plan

On August 6, 2003, the Board of Directors adopted the MD Technologies Inc. Nonqualified Stock Option Plan. The plan is intended to provide incentives to keep key employees, directors and consultants, and others expected to provide significant services to us. The goals of the plan are:

•	To encourage proprietary interest in MD Technologies;

•	To encourage key employees to remain in our employ;

•	To attract new employees with outstanding qualifications; and

•	To provide additional incentive to consultants, vendors, and others to increase their efforts in providing significant services to MD Technologies.

The plan is administered by the Board of Directors or can be administered by a committee appointed by the Board, which committee shall consist of not less than two directors. The Board of Directors, or the committee if there is one, at its discretion, can select the eligible employees and consultants to be granted awards and determine the number of shares to be applicable to such award. The shares subject to awards granted under the plan are shares of common stock that are authorized but un-issued. The aggregate number of shares which may be issued as awards or upon exercise of awards under the plan is 1,000,000 shares. There were 58,562 options issued under the plan in 2005. The shares that may be issued pursuant to the exercise of an option awarded by the plan will not be registered under the Securities Act of 1933.

Indemnity

The Certificate of Incorporation of the Company provides for indemnification of the Company’s Directors and Officers to the fullest extent permitted by applicable law, which may include liabilities under the 1933 Act. The General Corporation Law of Delaware empowers a corporation to indemnify its officers and directors for judgments, settlements, penalties, fines, or expenses incurred by such officer or director because he or she was acting in that capacity.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of December 31, 2005, certain information with respect to the beneficial ownership of shares of common stock of MD Technologies by each person known to beneficially own five percent or more of the outstanding equity and each of the officers and directors.

Name	Number of Shares	Percent of Total Equity
William D. Eglin(1)	50,000	1.2%
William D. Davis(2)	882,466	21.9%
Ricardo Marcos, Jr. (3)	492,499	12.2%
Jose S. Canseco(4)	498,749	12.4%
William C. Ellison(5)	139,374	3.5%
Thomas L. Frazer (6)	60,411	1.5%
Frank Fazio, M.D. (7)	41,000	1.0%
Kenneth Thorpe, Ph.D.	131,250	3.3%
William J. Burnell(8)	79,161	2.0%
Terry Jones(9)	29,161	0.7%
Joseph Palazzo(10)	42,498	1.8%
Anthony F. Maniscalco(11)	70,833	1.8%
All officers and directors as a group (1) (2) (4) (5) (6) (7) (8) (9) (10)	2,517,408	62.4%

(1)	Includes 50,000 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40.

(2)	This amount includes 251,644 shares owned by Mr. Davis’s wife, Dawn Haase-Davis and 14,374 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40.

(3)	Includes 14,374 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40.

(4)	Includes 14,374 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40, and 6,250 shares held in the name of the Emily McQuown Ellison Trust, and 6,250 shares held in the name of the Ara Alexandra Ellison Trust, of which two trusts Mr. Canseco serves as trustee.

(5)	Includes 14,374 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40, and 50,000 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.00.

(6)	Includes 50,000 shares held in the name of Frazer Technology, LLC, which is wholly owned by Tommy Frazer, 4,161 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40, and 6,250 shares that may be acquired through the exercise of warrants to purchase our shares at an exercise price of $2.40.

(7)	Includes 16,000 shares held in the name of Clinic of ENT Head and Neck Pension for the benefit of Frank Fazio.

(8)	Includes 75,000 shares held in the name of BRC Specialty BIDCO, Inc., which is controlled by Mr. Burnell, and 4,161 shares that may be acquired through the exercise of options to purchase our shares at an exercise price of $2.40.

(9)	Includes 4,161 shares that may be acquired through the exercise of options to purchase our shares at a strike price of $2.40 held by Mr. Jones and 7,500 shares that may be acquired through the exercise of warrants to purchase our shares at a strike price of $2.00 held by SBL Capital, Inc., which is wholly owned by Mr. Jones and 17,500 shares that may be acquired through the exercise of options to purchase our shares at a strike price of $2.00 held by Dean Capital, Inc., which is wholly owned by Mr. Jones.

(10)	Includes 5,000 shares that may be acquired through the exercise of options to purchase our shares at a strike price of $2.40 held by Mr. Palazzo.

(11)	Mr. Maniscalco’s shares are currently being held in escrow pending the achievement of certain targets per the Medical Group Services, Inc. purchase agreement, dated October 31st, 2005.

Options, Warrants and Rights

The following table sets forth, as of December 31, 2005, certain information with respect to the beneficial ownership of options for shares of common stock of MD Technologies by each person known to beneficially own five percent or more of the outstanding equity and each of the officers and directors.

Name of Holder	Title of Securities	No. of Options	Exercise Price		Expiration Date
William D. Eglin	Option to Purchase Common Stock	25,000 25,000	$ $	2.40 2.40	4/12/2010 4/12/2011
Jose S. Canseco	Option to Purchase Common Stock	14,374		$2.40	4/23/2008
William D. Davis	Option to Purchase Common Stock	14,374		$2.40	4/23/2008
William C. Ellison	Option to Purchase Common Stock	14,374 50,000	$ $	2.40 2.00	4/23/2008 Indefinite
Thomas L. Frazer	Option to Purchase Common Stock	4,161		$2.40	4/23/2008
	Warrant to Purchase Common Stock	6,250		$2.40	8/8/2008
William J. Burnell	Option to Purchase Common Stock	4,161		$2.40	4/23/2008
Terry Jones	Option to Purchase Common Stock	4,161		$2.40	4/23/2008
Joe Palazzo	Option to Purchase Common Stock	5,000		$2.40	4/27/2010
Dean Capital, L.L.C.(1)	Option to Purchase Common Stock	17,500		$2.00	6/30/2008
SBL Capital Group, Inc.(1)	Warrant to Purchase Common Stock	7,500		$2.00	Indefinite

(1)	Wholly owned by Terry Jones

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 18, 2004, a Louisiana Limited Liability Company, 620 Florida, L.L.C. (the “LLC”) purchased the building where the company maintains its corporate offices (the “Property”). The LLC is owned by Thomas Frazer, William C. Ellison, William Burnell, William D. Davis, Jose S. Canseco, all board members of the company, and Michael C. Canseco, the son of Jose S. Canseco. The LLC purchased the Property subject to all leases encumbering the Property, one of which is the lease between the Company and the previous owner of the Property, Hearing Properties, a Louisiana Partnership. The Company leases 3200 square feet of space from the LLC at a monthly rental of $4,579 inclusive of utilities, ad valorem property taxes and insurance, pursuant to the assumed lease. Additionally, the Company leases from the LLC, pursuant to a month-to-month verbal lease, an additional 2640 square feet of adjacent space for a monthly rental of $3,080 inclusive of utilities, ad valorem property taxes and insurance.

William Ellison, one the company’s directors, was a partner in two law firms in 2005 that the company utilized for legal services. Total payments to Hamlin, Griffin, & Ellison, and Bordelon, Hamlin, & Theriot totaled $33,014 in 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by the Company on these individuals’ behalf, all Section 16(a) filing requirements have been met during fiscal year 2004.

OVERVIEW OF PROPOSALS

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Nominees and Directors

Our Board of Directors currently consists of seven members serving staggered three year terms. The terms of two Directors expire at this Annual Meeting. At the meeting, two Directors will be elected to serve until the third annual meeting of stockholders after their election or until their successors are elected and qualified. The two nominees receiving the greatest number of votes cast by the holders of the Voting Securities entitled to vote at the Annual Meeting will be elected directors of MD Technologies Inc. (assuming a quorum is present). We have no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

Director candidates are nominated by the Board of Directors. Stockholders are entitled to nominate candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

The following persons have been nominated by the Board for election to the Board of Directors.

Person	Age	Position
Jose S. Canseco	47	Vice President of Mergers and Acquisitions, Director

William D. Davis	37	Chairman, Board of Directors, Chief Technology Officer

Jose S. Canseco - For personal information on Mr. Canseco, see “Board of Directors, Biographies.”

William D. Davis - For personal information on Mr. Davis, see “Board of Directors, Biographies.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE TWO LISTED NOMINEES.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

ITEM 2 ON PROXY CARD

Subject to the ratification of the Voting Stockholders, the Board of Directors has appointed the firm of Comiskey & Company, certified public accountants, as independent accountants to examine the financial statements of the Company for fiscal 2006. Ratification requires the affirmative vote of a majority of eligible Voting Securities present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the Voting Stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of Comiskey & Company as independent accountants to audit and report upon the financial statements of the Company for fiscal year 2006. If this appointment is not ratified by stockholders, the Board of Directors may reconsider its recommendation.

Audit services of Comiskey & Company during 2005 included the examination of the financial statements of the Company and services related to filings with the SEC.

The Audit Committee intends to meet with Comiskey & Company in 2006 on a quarterly or more frequent basis. At such times, the Audit Committee will review the services performed by Comiskey & Company, as well as the fees charged for such services. Representatives of Comiskey & Company are not expected to be present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF COMISKEY & COMPANY AS INDEPENDENT AUDITORS OF MD TECHNOLOGIES INC.

INCIDENTAL MATTERS

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, including the financial statement schedules, as filed with the Securities and Exchange Commission is enclosed with this proxy statement. Additional copies may be obtained by stockholders without charge by sending a written request therefor to William C. Ellison, Secretary, MD Technologies Inc., 620 Florida St., Suite 200, Baton Rouge, LA 70801.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS

Stockholders wishing to have a proposal included in the Board of Directors’ 2006 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 31, 2006 at the Company’s principal address, 620 Florida St., Suite 200, Baton Rouge, LA 70801. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. The Company’s By-Laws set forth certain informational requirements for stockholders’ nominations of directors.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William C. Ellison
William C. Ellison, Secretary

April 24, 2006

MD TECHNOLOGIES INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 3, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of MD TECHNOLOGIES INC., a Delaware corporation, does hereby constitute and appoint WILLIAM D. DAVIS, JOSE S. CANSECO and WILLIAM C. ELLISON, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of MD Technologies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 620 Florida St., Suite 200, Baton Rouge, Louisiana 70801, on June 3, 2006 at 10 a.m., and at any and all adjournments and postponements thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ON ITEMS 1 AND 2.

ITEM 1. ELECTION OF DIRECTORS			ITEM 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS
Nominees: Jose S. Canseco. William D. Davis.	VOTE FOR ALL* ☐	WITHHELD FOR ALL ☐*	FOR ☐	AGAINST ☐	ABSTAIN ☐

* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:			Please mark your vote as indicated in this example ☒

________________________________________________________

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENTS THEREOF. NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s)	Date

Print Name:

Your Name Must Be Printed Where Indicated. If We Can Not Read Your Signature Your Vote Will Not Be Counted.